Exhibit 99.1

Harmonic Appoints Sanjay Kalra as Chief Financial Officer
SAN JOSE, Calif.- June 6, 2017 - Harmonic Inc. (NASDAQ: HLIT), the worldwide leader in video delivery infrastructure, today announced Sanjay Kalra, corporate controller and chief accounting officer, is appointed to the position of chief financial officer. As previously announced, former chief financial officer Harold Covert has resigned to spend more time with his family on the East Coast.
“Following a thorough external and internal search process, we are pleased to promote Sanjay to CFO,” said Patrick Harshman, Harmonic’s president and CEO. “Since joining Harmonic, Sanjay has impressed our management team and board of directors with his hands-on leadership and contributions to the business. Sanjay’s financial expertise and outstanding leadership qualities will be an invaluable addition to the team as we execute on our CableOS and video SaaS growth strategies, and associated improved profitability.”
Mr. Kalra brings extensive public company financial and management experience. He has served as the corporate controller of TiVo, Model N and Silicon Image, and started his career at Ernst & Young.
“I can’t imagine a more exciting time to be the CFO for Harmonic,” said Kalra. “We are leading the transformation to virtualized architectures in OTT video and cable broadband, enabling a new phase of profitable growth. I am privileged to have the opportunity to serve Harmonic’s customers, shareholders and fellow employees.”
To help ensure a smooth transition, Mr. Covert will remain an advisor to the company through July.

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About Harmonic
Harmonic (NASDAQ: HLIT) is the worldwide leader in video delivery infrastructure for emerging television and video services. Harmonic enables customers to produce, deliver, and monetize amazing video experiences, with unequalled business agility and operational efficiency, by providing market-leading innovation, high-quality service, and compelling total-cost-of-ownership. More information is available at www.harmonicinc.com.

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CONTACTS:

Blair King
Director, Investor Relations
Harmonic Inc.
+1.408.490.6172

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